Ankura Consulting Group, LLC's Consent	EXHIBIT 23

Union Carbide Corporation:

Ankura Consulting Group, LLC ("Ankura"), hereby consents to the use of Ankura's name and the reference to Ankura's reports appearing in this Annual Report on Form 10-K of Union Carbide Corporation for the year ended December 31, 2022.

/s/ AMY BROCKMAN
Amy Brockman
Senior Managing Director
Ankura Consulting Group, LLC
February 1, 2023

68